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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                             Unit Instruments, Inc.
                                (Name of Issuer)

                     Common Stock, $.15 par value per share
                         (Title of Class of Securities)

                                   90921 C100
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)                              Page 1 of 9 pages

--------------------                                          -----------------
CUSIP No. 90921 C100             13G                          Page 2 of 9 Pages
--------------------                                          -----------------

------ ------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James C. Levinson

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

------
------ ------------------------------------------------------------------------
  3    SEC USE ONLY

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


       USA
------ ------------------------------------------------------------------------
----------------------- ----- -------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               543,179
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              543,179
----------------------- ----- -------------------------------------------------
------ ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       543,179
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       13.2%
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ ------------------------------------------------------------------------

                                Page 2 of 9 pages

--------------------                                          -----------------
CUSIP No. 90921 C100             13G                          Page 3 of 9 Pages
--------------------                                          -----------------


------ ------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       Marilyn G. Levinson
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

------
------ ------------------------------------------------------------------------
  3    SEC USE ONLY

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


       USA
------ ------------------------------------------------------------------------
----------------------- ----- -------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               543,179
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              543,179
----------------------- ----- -------------------------------------------------
------ ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       543,179

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       13.2%
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       IN

------ ------------------------------------------------------------------------


                                Page 3 of 9 pages

--------------------                                          -----------------
CUSIP No. 90921 C100             13G                          Page 4 of 9 Pages
--------------------                                          -----------------

------ ------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


       J & L Levinson Partnership
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

------
------ ------------------------------------------------------------------------
  3    SEC USE ONLY

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


       Organized under the laws of Texas
------ ------------------------------------------------------------------------
----------------------- ----- -------------------------------------------------
                         5    SOLE VOTING POWER

                              0
      NUMBER OF
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY               505,907
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                0
                        ----- -------------------------------------------------
                        ----- -------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                              505,907
----------------------- ----- -------------------------------------------------
------ ------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       505,907

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       12.4%
------ ------------------------------------------------------------------------
------ ------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

       PN

------ ------------------------------------------------------------------------

                                Page 4 of 9 pages

Item 1(a).        Name of Issuer:  Unit Instruments, Inc.
                  --------------

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  22600 Savi Ranch Parkway
                  Yorba Linda, CA 92687

Item 2(a).        Name of Person Filing:  James C. Levinson, Marilyn G. Levinson
                  ---------------------
                  and J & Levinson Partnership (the "Reporting Persons").

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------
                  The principal business office of each of the Reporting Persons is c/o J & L Levinson Partnership, 700 Louisiana Street, Houston, TX 77002

Item 2(c).        Citizenship: James C. Levinson and Marilyn G. Levinson are
                  -----------
                  United States citizens. The J & L Levinson Partnership is organized under the laws of Texas.

Item 2(d).        Title of Class of Securities: Common Stock, $.15 par value per
                  ----------------------------
                  share ("Common Stock").

Item 2(e).        CUSIP Number:  90921 C100
                  ------------

Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b), check whether the person filing is a:
                  ----------------------------------------------

                  (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

                  (b)  [ ]     Bank as defined in Section 3(a)(6) of the Act.

                  (c)  [ ]     Insurance Company as defined in Section 3(a)(19)
                  of the Act.

                  (d)  [ ]     Investment Company registered under Section 8 of
                  the Investment Company Act of 1940.

                  (e)  [ ]     Investment Advisor registered under Section 203
                  of the Investment Advisers Act of 1940.

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1) (ii)(F) of the Act.

                  (g)  [ ]     Parent Holding Company, in accordance with Rule
                  13d-1(b)(ii)(G) of the Act.

                  (h)  [ ]     Group, in accordance with Rule 13a-1(b)(1)(ii)(H)
                  of the Act.

                  Not applicable

                                Page 5 of 9 pages

Item 4.           Ownership.
                  ---------

                  (a)      Amount Beneficially Owned:

                  By virtue of his status as a general partner of J & L Levisnson Partnership (the "Partnership") James C. Levinson may be deemed to beneficially own 505,907 shares held of record by the Partnership. Mr. Levinson is the beneficial owner of 34,007 shares through options that are currently exercisable. By virtue of his status as the spouse of Marilyn
                  G. Levinson, Mr. Levinson may be deemed to beneficially own 3,265 shares which are beneficially owned by Mrs. Levinson through options that are currently exercisable. Therefore, Mr. Levinson may be deemed to be the beneficial owner of 543,179 shares of Common Stock.

                  By virtue of her status as a general partner of J & L Levisnson Partnership (the "Partnership") Marilynn G. Levinson may be deemed to beneficially own 505,907 shares held of record by the Partnership. Mrs. Levinson is the beneficial owner of 3,265 shares through options that are currently exercisable. By virtue of her status as the spouse of James C. Levinson, Mrs. Levinson may be deemed to beneficially own 34,007 shares which are beneficially owned by Mr. Levinson through options that are currently exercisable. Therefore, Mrs. Levinson may be deemed to be the beneficial owner of 543,179 shares of Common Stock.

                  J & L Levinson Partnership is the record owner of 505,907 shares of common stock.


                  (b)      Percent of Class:

                  James C. Levinson and Marilyn G. Levinson may be deemed to beneficially own 13.2% and J & L Levinson Partnership beneficially owns 12.4%, (based on the 4,079,497 shares of Common Stock reported to be outstanding on December 31, 1995 in the Unit Instruments, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended 12/2/95).

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:

                                    James C. Levinson:                        0
                                    Marilyn G. Levinson:                      0
                                    J & L Levinson Partnership                0

                           (ii)     shared power to vote or to direct the vote:

                                    James C. Levinson:                  543,179
                                    Marilyn G. Levinson:                543,179
                                    J & L Levinson Partnership          505,907

                                Page 6 of 9 pages

                           (iii) sole power to dispose or to direct the disposition of:

                                    James C. Levinson:                        0
                                    Marilyn G. Levinson:                      0
                                    J & L Levinson Partnership                0

                           (iv) shared power to dispose or to direct the disposition of:

                                    James C. Levinson:                  543,179
                                    Marilyn G. Levinson:                543,179
                                    J & L Levinson Partnership          505,907

Item 5.           Ownership of Five Percent or Less of a Class.
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  ------

                  Not applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  -------

                  Not applicable. This statement is not filed pursuant to Rule 13d-1(b)(ii)(G).

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------
                  Not applicable. This statement is not filed pursuant to Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.
                  ------------------------------
                  Not applicable.

Item 10.          Certification.
                  -------------

                  Not applicable. This statement is not filed pursuant to Rule 13d-1(b).



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                Page 7 of 9 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February __, 1996
                                        ---------------------------------------
                                        James C. Levinson


                                        ---------------------------------------
                                        Marilyn G. Levinson


                                        J & L LEVINSON PARTNERSHIP

                                       By:
                                           ------------------------------------
                                           James C. Levinson, General Partner


                                       By:
                                           ------------------------------------
                                           Marilyn G. Levinson, General Partner


                                Page 8 of 9 pages